150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	20160268289-84
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 06/15/2016 10:36 AM
	Entity Number E0123872015-2

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Voice Life Inc.
Entity Number: E0123872015-2

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

RESOLVED that pursuant to authority expressly granted to and vested in the Board of Directors of the Company by the Company's Articles of Incorporation, the Board of Directors hereby create a Preferred Series Stock, herein designated and authorized as the Series A Convertible Preferred Shares, par value S0.0001 per share, which shall consist of eight million five hundred thousand (8,500,000) shares of common stock. These shares shall no have voting rights. These shares shall be convertible at a one-to-one base. These shares shall have no other special or preferred rights.

3. Effective date of filing: (optional) June 16, 2016

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.